SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of Commission Only (as permitted by Rule
     14a-6(e)(2))
[X]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      The Reader's Digest Association, Inc.
               (Name of Registrant as Specified In Its Charter)



   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
     or Investment Company Act Rule 20a-1(c).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined:

     4) Proposed maximum aggregate value of transaction:

[ ] Fee paid previously with preliminary materials.

[ ] Check the box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                                            September 27, 2001



DEAR STOCKHOLDER:

      You are cordially invited to attend the Annual Meeting of Stockholders of The Reader's Digest Association, Inc. to be held at 9:00 a.m. on Friday, November 9, 2001, at the Company's DeWitt Wallace Auditorium, Reader's Digest Road, Chappaqua, New York. Driving directions to the Wallace Auditorium appear on the last page of the Proxy Statement.

      The accompanying Notice of Meeting and Proxy Statement describe the matters to be considered and voted upon at the Meeting. In addition to consideration of these matters, there will be a report to stockholders on the affairs of the Company, and stockholders will have an opportunity to discuss matters of interest concerning the Company.

      Although only holders of record of Reader's Digest's Class B Voting Common Stock at the close of business on September 13, 2001 are entitled to vote at the Meeting, we invite all Reader's Digest stockholders, including the holders of Reader's Digest Class A Nonvoting Common Stock, to attend.

      If you are entitled to vote at the Meeting, it is important that your shares be represented, whether or not you plan to attend the Meeting personally. To ensure that your vote will be received and counted, please promptly complete, date and return your proxy in the enclosed return envelope, whether or not you plan to attend the meeting in person.


                                   Sincerely yours,






                                   THOMAS O. RYDER
                                   Chairman and Chief Executive Officer



==============================================================================
   NOTE: Holders of Class A Nonvoting Common Stock are not entitled to vote at the Annual Meeting. They are receiving this Proxy Statement for information purposes only and will not receive a proxy card.
==============================================================================

                  NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS


TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of The Reader's Digest Association, Inc. will be held at the Company's DeWitt Wallace Auditorium, Reader's Digest Road, Chappaqua, New York, on Friday, November 9, 2001 at 9:00 a.m., New York time, to consider and take action on the following matters:

(1)   election of Directors of Reader's Digest; and

(2)   such other business as may properly come before the meeting.

The record date for the Meeting is September 13, 2001. Reader's Digest is required to send notice of the Meeting only to record holders of Reader's Digest Class B Voting Common Stock at the close of business on the record date. Only those stockholders are entitled to attend the Meeting and to vote those shares at the Meeting. Holders of Reader's Digest Class A Nonvoting Common Stock on the record date are also welcome to attend the Meeting.

                                   BY ORDER OF THE BOARD OF DIRECTORS:





                                   C.H.R. DUPREE
                                   Vice President and Corporate Secretary
September 27, 2001

                                 PROXY STATEMENT


                               GENERAL INFORMATION


Annual Meeting Time and Location

      The Annual Meeting of Stockholders of The Reader's Digest Association, Inc. will be held at Reader's Digest's Wallace Auditorium, Reader's Digest Road, Chappaqua, New York, on Friday, November 9, 2001 at 9:00 a.m., New York time. Driving directions to the Wallace Auditorium appear on the last page of the Proxy Statement.

Principal Executive Offices of Reader's Digest

      The mailing address of the principal executive offices of Reader's Digest is Pleasantville, New York 10570.

Record Date; Securities Entitled to be Voted at the Meeting

      The record date for the Meeting is September 13, 2001. Only shares of Reader's Digest Class B Voting Common Stock held by holders of record at the close of business on the record date are entitled to vote at the Meeting. Each share of Class B Voting Common Stock is entitled to one vote. On September 13, 2001, 12,432,164 shares of Class B Voting Common Stock were outstanding.

      The Class A Nonvoting Common Stock is not entitled to be voted at the Meeting. Holders of Reader's Digest Class A Nonvoting Common Stock are receiving this Proxy Statement for information purposes only and will not receive a proxy card.

Meeting Admittance Procedures

      Only stockholders of record on the record date, or their duly appointed proxy holders (not to exceed one per stockholder), may attend the Meeting. If you or your proxy holder plans to attend the Meeting, please return the longer portion of the enclosed admission card. We will then place your name on an admission list held at the entrance to the Meeting. Please save the shorter portion of the admission card. You will have to present the shorter portion of the admission card to gain entrance to the Meeting.

      If you plan to attend the Meeting and vote your shares in person, but your shares are held in the name of a broker, trust, bank or other nominee, you should also bring with you a proxy or letter from the broker, trustee, bank or nominee confirming that you beneficially own the shares.

Proxies Solicited by the Board of Directors

      We are sending or giving this Proxy Statement, and the proxy card that accompanies the Proxy Statement to the holders of the Class B Voting Common Stock, to stockholders beginning on or about September 27, 2000.

      The Reader's Digest Board of Directors is soliciting the accompanying proxy card. You may revoke your proxy by giving written notice to the Corporate Secretary of Reader's Digest at any time before your proxy is voted. The Board of Directors will vote valid proxies that it receives in favor of the election of the Board's nominees (except to the extent that authority is withheld). The Board will vote those proxies on the management proposals and on the stockholder proposals as stated in the instructions in the proxy. Your presence at the meeting does not of itself revoke the proxy.

      Reader's Digest will bear the cost of the solicitation of proxies through use of this Proxy Statement, including reimbursement of brokers and other persons holding stock in their names, or in the names of nominees, at approved rates, for their expenses for sending proxy material to principals and obtaining their proxies. Reader's Digest has retained Morrow & Co., Inc. to solicit proxies on behalf of management for an estimated fee of $3,500, plus reimbursement of reasonable out-of-pocket expenses. In addition, regular Reader's Digest employees may solicit proxies personally, or by mail, telephone or electronic transmission, without additional compensation.

Vote Tabulation

      Abstentions and "broker non-votes" are counted as "present" in determining whether the quorum requirement is satisfied. Abstentions have the same effect as votes against proposals presented to stockholders other than election of directors. "Broker non-votes" would have no effect on any matter considered at the Annual Meeting because they are not considered "shares present" for voting purposes. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

      As a matter of Reader's Digest practice, stockholder votes at the Annual Meeting are tabulated on a confidential basis by independent third parties and certain Reader's Digest employees involved in the tabulation process. Each stockholder proxy card and ballot are kept confidential until the final vote is tabulated. Reader's Digest may disclose proxy solicitation information, however, if applicable law requires, if the proxy card contains a stockholder comment or question or if the proxy solicitation is contested.




                      PROPOSAL NO. 1--ELECTION OF DIRECTORS

Nominees

      The Board of Directors currently consists of ten members who are elected annually to hold office until the next Annual Meeting or until their successors are duly elected and qualified.

      The affirmative vote of a plurality of the votes cast by the holders of the Class B Voting Common Stock present in person or represented by proxy and entitled to vote thereon is necessary to elect a Director. If no contrary indication is made, proxies will be voted for the nominees named below or, in the event any such nominee is not a candidate or is unable to serve as a Director at the time of the election (which is not now expected), for any nominee who is designated by the Board of Directors to fill such vacancy. All nominees named below are incumbent members of the Board of Directors.

      Set forth below are: (1) the name and age of each nominee, (2) the nominee's present positions and offices with Reader's Digest, (3) the year in which the nominee was first elected a Director of Reader's Digest and (4) the nominee's principal occupations during the past five years.


                           Positions and Offices With Reader's Digest and
     Name and Age         Principal Occupations During the Past Five Years


Thomas O. Ryder (57)... Mr. Ryder has been Chairman of the Board and Chief
                        Executive Officer and a Director of Reader's Digest since April 1998. Prior to April 1998, Mr. Ryder was President, American Express Travel Related Services International, a division of American Express Company, from October 1995 to April 1998. Mr. Ryder is also a director of Starwood Hotels & Resorts Worldwide, Inc.

Jonathan B. Bulkeley
  (40)................. Mr. Bulkeley joined the Board of Directors in
                        January 2001. He has been Chairman and Chief Executive Officer of LifeMinders Inc., an online direct marketing firm, since January 2001, having served as a director of that company since August 1999. Mr. Bulkeley also serves as the non-executive Chairman of QXL ricardo plc, a European online auction company. He was Chief Executive Officer of barnesandnoble.com from January 1999 to January 2000. Prior to January 1999, he was affiliated with America Online, including serving as Managing Director of the online services joint venture of AOL-U.K. and Bertelsmann Online and President of AOL-U.K. Mr. Bulkeley is also a director of Milliken & Co.

Herman Cain  (55)...... Mr. Cain, who joined the Board of Directors in June
                        2001, is Chairman of Godfather's Pizza, Inc. He is also the founder, President and Chief Executive Officer of T.H.E., Inc., a leadership consulting company. Mr. Cain is a director of Godfather's Pizza, Inc., UtiliCorp United, Inc. and Whirlpool Corporation.

Lynne V. Cheney  (60).. Mrs. Cheney joined the Board of Directors in 1993.
                        She is an author and lecturer and has been a senior fellow of the American Enterprise Institute for Public Policy Research since January 1993. Prior to January 1993, she served as Chairman of the National Endowment for the Humanities. Mrs. Cheney is also a director of American Express Mutual Funds.

M. Christine DeVita
 (51).................. Ms. DeVita has been a member of the Board of
                        Directors of Reader's Digest since 1993. She has been President of the DeWitt Wallace-Reader's Digest Fund, Inc. and the Lila Wallace-Reader's Digest Fund, Inc. since June 1989.

                           Positions and Offices With Reader's Digest and
     Name and Age         Principal Occupations During the Past Five Years

James E. Preston (68).. Mr. Preston has been a member of the Board of
                        Directors of Reader's Digest since 1994. He retired as Chairman of the Board of Avon Products, Inc. (beauty and related products) in May 1999, a position he had held since January 1989; he was Chief Executive Officer prior to July 1998, and President prior to November 1993. Mr. Preston also serves on the board of directors of Aramark, Inc. and Venator Group, Inc.

Lawrence R. Ricciardi
 (61).................. Mr. Ricciardi has been a member of the Board of
                        Directors of Reader's Digest since 1998. He is Senior Vice President and General Counsel of International Business Machines Corporation, a position he has held since May 1995. Mr. Ricciardi also serves as a director of Royal Dutch Petroleum Company.

C.J. Silas  (69)....... Mr. Silas has been a member of the Board of
                        Directors of Reader's Digest since 1992. He retired in May 1994 as Chairman and Chief Executive Officer of Phillips Petroleum Company, positions he had held since 1985. Mr. Silas is also a director of Halliburton Company.

William J. White (63).. Mr. White has been a member of the Board of
                        Directors of Reader's Digest since 1996. He has been a professor at the Robert R. McCormick School of Engineering and Applied Science at Northwestern University since January 1998. He retired as Chairman of the Board of Bell & Howell Company (information access and mail processing systems) in December 1997, a position he had held since 1990. Mr. White also served as Chief Executive Officer of Bell & Howell Company until March 1997 and as President until February 1995. Mr. White is also a director of ProQuest Company (formerly Bell & Howell Company) and Ivex Packaging Corporation.

Ed Zschau  (61)........ Mr. Zschau has been a member of the Board of
                        Directors of Reader's Digest since January 1999. He is a visiting lecturer at Princeton University. Prior to September 1, 2000, Mr. Zschau was a professor of management at the Graduate School of Business Administration of Harvard University, where he joined the faculty in 1996. Mr. Zschau is also a director of GenRad, Inc. and StarTek, Inc.


Corporate Governance Guidelines

      The Board of Directors of Reader's Digest believes that the responsibility of Directors is to oversee the management of Reader's Digest. That responsibility includes:

- Promoting the best interests of Reader's Digest and its stockholders in directing Reader's Digest's business and affairs;

- Evaluating the performance of Reader's Digest and the Chief Executive Officer and taking appropriate action, including removal, when warranted;

- Selecting, evaluating and fixing the compensation of the Chief Executive Officer and senior management of Reader's Digest and establishing policies regarding the compensation of members of management;

- Reviewing succession plans and management development programs for members of senior management;

- Reviewing and regularly approving long-term strategic and business plans and monitoring corporate performance against such plans;

- Adopting policies of corporate conduct, including compliance with applicable laws and regulations and maintenance of accounting, financial and other controls, and reviewing the adequacy of compliance systems and controls;

-        Evaluating periodically the overall effectiveness of the Board; and

-        Deciding on matters of corporate governance.

      The Board has adopted guidelines to assist it in the exercise of its responsibilities, which are summarized below.

      The Board believes that, under normal circumstances, the Chief Executive Officer of Reader's Digest should also serve as the Chairman of the Board. The Chairman of the Board and Chief Executive Officer is responsible to the Board for the overall management and functioning of Reader's Digest.

      It is the practice of the Board that the Chairman of the Corporate Governance Committee act as the chairman at meetings or executive sessions of the outside Directors. The Board believes that this practice provides for leadership at all of the meetings or executive sessions of outside directors without the need to designate a "lead" director.

      The Corporate Governance Committee is composed of all of the outside Directors and meets in executive session outside the presence of the Chief Executive Officer and other Company personnel during a portion of each of the Board's regular meetings. In addition, any member of the Corporate Governance Committee may request the Committee Chairman to call an executive session of such Committee at any time. The Chairman of the Corporate Governance Committee serves as the interface between that Committee and the Chief Executive Officer in communicating the matters discussed during outside Directors' executive sessions.

      Annually, the Corporate Governance Committee meets in executive session to evaluate the performance of the Chief Executive Officer. In evaluating the Chief Executive Officer, such Committee takes into consideration the executive's performance in both qualitative and quantitative areas, such as: leadership and vision; integrity; keeping the Board informed on matters affecting Reader's Digest and its operating units; performance of the business (including such measurements as total stockholder return and achievement of financial objectives and goals); development and implementation of initiatives to provide long-term economic benefit to the Company; accomplishment of strategic objectives and development of management.

      Directors have open access to Reader's Digest's management, subject to reasonable time constraints. Senior management of Reader's Digest routinely attend appropriate portions of Board and Committee meetings and they and other managers frequently brief the Board and the Committees on particular topics. Long-term strategic and business plans are reviewed annually at one of the Board's regularly scheduled meetings.

      The Board plans for succession to the position of Chairman and Chief Executive Officer, and reviews and approves succession plans for other senior management positions. The Chairman and Chief Executive Officer annually presents to the Compensation and Nominating Committee and to the Board a report on Reader's Digest's senior management resources, development program and succession plan.

      The Chairman and Chief Executive Officer establishes the agenda for each Board meeting, although Board members are free to suggest items for inclusion on the agenda. Each Director is free to raise at any Board meeting subjects that are not on the agenda for that meeting or future meetings. A forward agenda of matters requiring focused attention by the Board and each Committee is prepared and distributed prior to the beginning of each calendar year in order to ensure that all required actions are taken in a timely manner and are given adequate consideration. In advance of each Board or Committee meeting, a proposed agenda is distributed to each member. In addition, information and data important to the members' understanding of the matters to be considered, including background summaries of presentations to be made at the meeting, is distributed prior to the meeting. Directors routinely receive periodic financial statements, earnings reports, press releases, analyst reports and other information designed to keep them informed of the material aspects of Reader's Digest's business, performance and prospects.

      It is the general policy of the Board that all major decisions be considered by the Board as a whole. As a consequence, the Committee structure of the Board is limited to those Committees considered to be basic to the operation of a publicly owned company. A substantial portion of the analysis and work of the Board is done by standing Board Committees. A Director is expected to participate actively in the meetings of each Committee to which the Director is appointed. The Board has established the following standing Committees: Audit; Compensation and Nominating; Corporate Governance; and Finance.

      The Compensation and Nominating Committee, with direct input from the Chief Executive Officer, recommends to the Board the membership of the various Committees and their Chairmen, and the Board approves the Committee assignments. The Board rotates the Chairmen of the standing Committees about every three-to-four years. In making its recommendations to the Board, the Compensation and Nominating Committee takes into consideration the need for continuity, subject matter expertise, tenure and the desires of individual Board members. It is the policy of the Board that only non-employee Directors serve on the standing Committees. A Director who is part of an interlocking directorate (i.e., one in which the Chief Executive Officer or another executive officer of Reader's Digest serves on the board of another corporation that employs the Director) may not serve on the Compensation and Nominating Committee. The composition of the Compensation and Nominating Committee is reviewed annually to ensure that each of its members meets the criteria set forth in applicable Securities and Exchange Commission and Internal Revenue Service rules and regulations.

Board of Directors and Committees; Responsibilities and Meetings

      During Reader's Digest's fiscal year ended June 30, 2001, its Board of Directors held six meetings. The Board of Directors has an Audit Committee, a Compensation and Nominating Committee, a Corporate Governance Committee and a Finance Committee.

      The Audit Committee, which met four times during the 2000 fiscal year, is composed of Mrs. Cheney (Chairman), Mr. Cain, Mr. Ricciardi and Mr. White. The functions of the Audit Committee are described in the Audit Committee Charter, attached as Exhibit A.

      The Corporate Governance Committee met six times during the 2001 fiscal year. The Committee is composed of all of the non-employee Directors. Its functions include: reviewing governance matters; evaluating the performance of the Chief Executive Officer; reviewing succession planning and management development activities; and reviewing other internal matters of broad corporate significance.

      The Compensation and Nominating Committee, which met three times during the 2001 fiscal year, consists of Messrs. Silas (Chairman), Preston and White. The Committee's functions include administering certain employee benefit plans; recommending the amount and form of any contribution to the Employee Ownership Plan and the 401(k) Partnership of The Reader's Digest Association, Inc.; reviewing the compensation levels and programs for officers and key personnel and determining incentive compensation for employees of Reader's Digest and its subsidiaries; and reviewing and recommending candidates and nominees for election to the Board of Directors.

      The Finance Committee, which met twice during the 2001 fiscal year, is comprised of Mr. Ricciardi (Chairman) and Mr. Bulkeley, Ms. DeVita and Mr. Zschau. The Finance Committee's functions include overseeing the financial affairs of Reader's Digest, such as its investment policies and programs and those of its employee benefit plans; and advising the Board with respect to corporate financial policies and procedures, dividend policy, financing plans and budgets, foreign exchange management, tax planning and insurance coverage.

      All members of the Board attended at least 75% of the aggregate of (1) the total number of meetings of the Board held during the period in the 2001 fiscal year that he or she was a Director and (2) the total number of meetings held by all committees of the Board on which he or she served during the period in the fiscal 2001 year that he or she served.

Compensation of Directors

      Non-employee Directors receive an annual retainer in stock and cash. The stock retainer consists of shares of Class A Nonvoting Common Stock equal to $32,000, valued at the average of the closing price on the 20 trading days preceding the first trading day of each calendar year and paid on that date. A cash retainer of $18,000 for non-employee Directors, with an additional $3,000 for each Committee Chairman, is paid in quarterly installments. Each individual who became a non-employee Director prior to April 1, 1998 and who serves as a non-employee Director for more than five years will, upon retirement from the Board, continue to receive annual compensation in the amount of $32,000. Individuals who became non-employee Directors on or after April 1, 1998 receive additional stock and cash while serving as a non-employee Director in lieu of retirement payments. The additional stock consists of shares of Class A Nonvoting Common Stock equal to $20,000, valued at the average of the closing price on the 20 trading days preceding the first trading day of each calendar year and paid on that date. The additional cash amount equals $12,000 and is paid in quarterly installments.

      Under the Deferred Compensation Plan for Non-Employee Directors of The Reader's Digest Association, Inc., non-employee Directors are eligible to defer payment of 50%, 75% or 100% of their cash compensation for certain established deferral periods. Deferred compensation is credited to an unfunded account for each participant, on which interest accrues at a rate determined by a committee comprised of Directors who are not eligible to participate in the plan. Payment of the deferred amounts will be made, at the election of the participant, in a lump sum or in annual installments of from one to 10 years.

      Directors and their spouses are eligible to participate in the Reader's Digest Foundation Matching Gift Program whereby contributions up to $5,000 a year to eligible organizations are matched by the Foundation.


                             AUDIT COMMITTEE REPORT

      The responsibilities of the Audit Committee are set forth in the Reader's Digest Audit Committee Charter, which has been adopted by the Audit Committee and the Board of Directors. A copy of the Audit Committee Charter is attached to this Proxy Statement as Exhibit A. The Audit Committee currently consists of four Directors, each of whom is "independent," as defined by the rules of the New York Stock Exchange.

      The Audit Committee has reviewed and discussed Reader's Digest's audited financial statements for fiscal 2001 with management, which has primary responsibility for the financial statements. KPMG LLP, Reader's Digest's independent auditor for fiscal 2001, is responsible for expressing an opinion on the conformity of Reader's Digest's audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication With Audit Committees"). The Audit Committee has received the written disclosures and the letter required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committee"), and the Audit Committee has discussed KPMG's independence with KPMG. The Audit Committee has considered whether KPMG's provision of non-audit services to Reader's Digest is compatible with KPMG's independence.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the fiscal 2001 audited financial statements be included in Reader's Digest's Annual Report on Form 10-K for fiscal 2001.

                                       THE AUDIT COMMITTEE:

                                       Lynne V. Cheney, Chairman
                                       Herman Cain
                                       Lawrence R. Ricciardi
                                       William J. White


Independent Auditor's Fees

      The aggregate fees billed by KPMG LLP for services for fiscal 2001 were the following:

      Audit Fees. $2,100,000 for professional services rendered for the audit of Reader's Digest's annual financial statements for fiscal 2001 and the reviews of the financial statements included in Reader's Digest's quarterly reports on Form 10-Q during fiscal 2001.

      Financial Information Systems Design and Implementation Fees. $8,100,000 for professional services rendered for financial information systems design and implementation.

      All Other Fees.  $1,700,000 for all other matters.

                            EQUITY SECURITY OWNERSHIP

Principal Stockholders

      The following table shows, based on information reported to Reader's Digest by or on behalf of such persons, the ownership, as of September 13, 2001, of Reader's Digest's voting securities by the only persons known to Reader's Digest to be the beneficial owners of more than five percent of the Class B Voting Common Stock, the only class of voting securities of Reader's Digest outstanding:


                                                                Amount and nature
                                                                   of beneficial
       Name and address of beneficial owner                        ownership             Percent of class

      DeWitt Wallace-Reader's Digest Fund, Inc.                 3,108,041 shares                25.0%
      Two Park  Avenue                                          (sole voting and
      New York, NY  10016 (1)                                   investment power)

      Lila Wallace-Reader's Digest Fund, Inc.                   3,108,041 shares                25.0%
      Two Park Avenue                                           (sole voting and
      New York, NY  10016 (1)                                   investment power)

      State Street Bank and Trust Company,                      1,584,307 shares               12.74%
      as trustee of the Employee Ownership Plan and the         (shared voting and
      401(k) Partnership of The Reader's Digest Association,    investment power)
      Inc.(2)

      Gabelli Funds, LLC (3)                                    720,100 shares                  5.79%
      One Corporate Center                                      (sole voting and
      Rye, NY 10580                                             investment power)

      GAMCO Investors, Inc. (3)                                 1,552,994 shares               12.49%
      One Corporate Center                                      (sole voting and
      Rye, NY  10580                                            investment power)

(1) As of September 13, 2001, the DeWitt Wallace-Reader's Digest Fund, Inc. also owned 6,693,094 shares of Class A Nonvoting Common Stock, which, together with its holding of Class B Voting Common Stock, represented 9.55% of the total Reader's Digest common stock outstanding. The Lila Wallace-Reader's Digest Fund, Inc. also owned 3,970,969 shares of Class A Nonvoting Common Stock, which, together with its holding of Class B Voting Common Stock, represented 6.89% of the total Reader's Digest common stock outstanding. Ms. DeVita and Mr. Silas are members and directors of each of the Funds.

(2) State Street Bank and Trust Company is trustee of the Trust created by the Trust Agreement amended and restated as of July 1, 1992 between The Reader's Digest Association, Inc. and State Street, as trustee, relating to Reader's Digest's Employee Ownership Plan and 401(k) Partnership. According to the
    Schedule 13G filed with the Securities and Exchange Commission by State Street Bank and Trust in such capacity, State Street Bank and Trust may be deemed to have shared voting and shared dispositive power over the shares listed, but has disclaimed beneficial ownership of all such shares. The Trust also owned 132,195 shares of Class A Nonvoting Common Stock, which, together with its holding of Class B Voting Common Stock, represented 1.67% of the total Reader's Digest common stock outstanding.

(3) As reported on a Schedule 13D filed with the Securities and Exchange Commission by Mario J. Gabelli, Marc J. Gabelli and various entities that either one directly or indirectly controls or for which either one acts as chief investment officer.



Directors, Nominees and Executive Officers

      The following table shows, as to the current Directors and nominees individually, the Named Executive Officers (as listed in the Summary Compensation Table) and the current Directors and executive officers of Reader's Digest as a group, the equity securities of Reader's Digest that were beneficially owned by them as of September 13, 2001 (except as otherwise noted below).

                                                                  Shares of
                                                              Class A Nonvoting
               Name of beneficial owner(1)(2)                    Common Stock

              Thomas O. Ryder...............................    1,539,037(3)(4)
              Jonathan B. Bulkeley..........................        1,400
              Herman Cain...................................          900
              Lynne V. Cheney...............................        5,330
              M. Christine DeVita...........................        5,150
              James E. Preston..............................       12,150
              Lawrence R. Ricciardi.........................        6,400
              C.J. Silas....................................        7,150
              William J. White..............................        8,150
              Ed Zschau.....................................        5,100
              M. John Bohane................................      153,021(3)
              Eric W. Schrier...............................       48,727(3)
              Peter J.C. Davenport..........................      151,429(3)
              All current Directors, nominees and executive
                officers as a group (22 persons)............    2,546,632 (3)(4)

(1) "Beneficial ownership" has been determined in accordance with rule 13d-3 under the Securities Exchange Act of 1934. Each Director, nominee or officer had sole voting and investment power over the shares shown, except as noted below. Mr. Ryder beneficially owned 1.50% of the total outstanding shares of Class A Nonvoting Common Stock. Each other Director, nominee or Named Executive Officer beneficially owned less than 1% of the total outstanding shares of Class A Nonvoting Common Stock. All Directors, nominees and executive officers as a group owned 2.51% of the total outstanding shares of Class A Nonvoting Common Stock.

(2) Other than as indicated in footnote 3 below, no Director, nominee or executive officer holds any shares of Class B Voting Common Stock or any shares of preferred stock of Reader's Digest. Ms. DeVita and Mr. Silas are members and directors of the Funds, which together beneficially own 11.82% of the Class A Nonvoting Common Stock and 50.00% of the outstanding Class B Voting Common Stock. See "Principal Stockholders."

(3) Includes shares of Class A Nonvoting Common Stock underlying presently exercisable stock options as follows: Mr. Ryder, 1,160,000; Mr. Bohane, 141,000; Mr. Schrier, 27,500; Mr. Davenport, 137,750; and all Directors, nominees and current executive officers, 2,000,650. Includes restricted shares of Class A Nonvoting Common Stock as follows: Mr. Ryder, 89,501; Mr. Schrier, 21,227; and all Directors, nominees and current executive officers, 186,989. See "Executive Compensation--Summary Compensation Table." Does not include 2,607 shares of Class A Nonvoting Common Stock and 34,620 shares of Class B Voting Common Stock held in the accounts of members of the group under the Reader's Digest Employee Ownership Plan and 401(k) Partnership. The members of the group may direct the voting of the shares of Class B Voting Common Stock held in their accounts.

(4) Includes 470,000 shares underlying options held by The Thomas O. Ryder 1998 Family Trusts.



                             EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth information for each of the fiscal years ended June 30, 2001, 2000 and 1999 concerning the compensation of the individuals whose compensation is required to be disclosed pursuant to Securities and Exchange Commission regulations (collectively, the "Named Executive Officers").


                                            Annual compensation                Long-term compensation

                                  Fiscal
                                   Year                                Restricted                                All Other
                                  Ended                                   Stock      Options/        LTIP        Compen-
 Name and principal position     June 30     Salary        Bonus          Award        SARs        Pay-outs      sation(2)
                                                                                        #

 Thomas O. Ryder                   2001     $742,307            $0           $0       250,000     $1,516,093     $13,883
 Chairman and Chief                2000     $700,000    $1,560,000           $0       160,000     $2,062,959     $18,178
 Executive Officer                 1999     $700,000    $1,328,750           $0             0             $0    $363,705(3)


 M. John Bohane                    2001     $508,461            $0           $0        50,000       $909,650     $15,995
 President, International and      2000     $498,462      $540,100           $0        55,000     $1,237,768     $18,017
 Global Publishing and             1999     $483,077      $409,450           $0        68,000             $0     $15,969
 Senior Vice President (4)

 George S. Scimone                 2001     $363,092            $0           $0        45,000       $473,018      $7,674
 Senior Vice President and         2000     $355,923      $370,500           $0        38,500       $643,639     $12,537
 Chief Financial Officer (5)       1999     $349,000      $292,600           $0        44,100             $0     $12,819

 Eric W. Schrier                   2001     $355,923            $0           $0        60,000       $339,170    $200,119(8)
 Senior Vice President and         2000     $154,808      $475,800     $127,608(7)     50,000             $0     $23,328(8)
 Global Editor-in-Chief (6)

 Peter J.C. Davenport              2001     $331,000            $0           $0        30,000       $417,224      $6,394
 Senior Vice President             2000     $323,115      $335,400           $0        32,000       $567,720     $11,684
 Global Publishing (9)


(1) All awards are made in or with respect to shares of Class A Nonvoting Common Stock.

(2) Except as otherwise noted below, consists of amounts contributed by Reader's Digest to the Employee Ownership Plan and 401(k) Partnership for the accounts of the Named Executive Officers, and insurance premiums paid with respect to term life insurance for the benefit of the Named Executive Officers.

(3) Includes a $350,000 payment made in September 1998 to replace a forfeited bonus opportunity from Mr. Ryder's previous employer. See "Employment Agreement."

(4) Mr. Bohane is currently a Senior Vice President of Reader's Digest and President, International, and Global Publishing. He was President, Global Books and Home Entertainment from July 1998 to January 2001.

(5) Mr. Scimone left Reader's Digest in August 2001.

(6) Mr. Schrier joined Reader's Digest as a Senior Vice President and Editor-in-Chief in April 2000.

(7) The restricted stock award shown is valued at the closing market price of the Class A Nonvoting Common Stock on the NYSE on the date of grant. As of June 29, 2001, Mr. Schrier held an aggregate of 3,788 shares of restricted stock, valued at $108,905, based on the closing price of the Class A Nonvoting Common Stock on the NYSE on that date. Under their terms, these shares will vest on April 13, 2002. Mr. Schrier is entitled to receive dividends on the restricted stock.

(8) Includes relocation related payments and related tax reimbursement totaling $197,982 for 2001 and $23,328 for 2000.

(9) Mr. Davenport became an executive officer of Reader's Digest in October
    1999.

Stock Options and SARs Granted in Last Fiscal Year

      The following table sets forth information concerning stock options and stock appreciation rights granted during the fiscal year ended June 30, 2001 to the Named Executive Officers.


                                       Individual grants

                                                                                 Potential realizable
                                       Percent                          value at assumed annual rates of stock price
                                      of total                            appreciation for option/SAR  term(2)
                                    options/
                         Options/        SARs      Exercise
                           SARs       granted to      or
                        granted (#)  employees in    Base   Expiration
     Name                   (1)       fiscal year   price      Date        0%          5%(3)           10%(4)
                                                    ($/sh)

 Thomas O. Ryder          250,000        9.90%       41.19    8/9/10       $0       $6,475,649      $16,410,567

 M. John Bohane            50,000        1.98%       41.19    8/9/10       $0       $1,295,130       $3,282,113

 George S. Scimone         45,000        1.78%       41.19    8/9/10       $0       $1,165,617       $2,953,902

 Eric W. Schrier           60,000        2.37%       41.19    8/9/10       $0       $1,554,156       $3,938,536

 Peter J.C. Davenport      30,000        1.19%       41.19    8/9/10       $0         $777,078       $1,969,268

 All Common                    --           --          --       --        $0   $2,683,240,000   $6,801,340,000
 Stockholders(5)


(1) All options and SARs are granted with respect to Class A Nonvoting Common Stock. The options vest with respect to 25% of the related shares on each of the first four anniversaries of the grant date.

(2) The values shown are based on the assumed hypothetical compound annual appreciation rates of 5% and 10% prescribed by Securities and Exchange Commission rules. These hypothetical rates are not intended to forecast either the future appreciation, if any, of the price of Class A Nonvoting Common Stock or the values, if any, that may actually be realized upon such appreciation, and there can be no assurance that the hypothetical rates will be achieved. The actual value realized upon exercise of an option or SAR will be measured by the difference between the price of the Class A Nonvoting Common Stock and the exercise price on the date the option or SAR is exercised.

(3) For the values stated in this column to be realized, the price of the Class A Nonvoting Common Stock would have to appreciate from $41.19 to $67.09 during the 10-year option term.

(4) For the values stated in this column to be realized, the price of the Class A Nonvoting Common Stock would have to appreciate from $41.19 to $106.84 during the 10-year option term.

(5) For "All Common Stockholders," the potential realizable values have been calculated on the basis of the same price at which stock options and SARs were granted to the Named Executive Officers and on the basis of the total number of shares of Class A Nonvoting Common Stock and Class B Voting Common Stock outstanding on June 30, 2001. An increase in the price of the Class A Nonvoting Common Stock will benefit all holders of such stock and all option holders commensurately.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

      The following table sets forth information concerning stock options and SARs exercised during the fiscal year ended June 30, 2001 and the fiscal year-end value of unexercised options and SARs for the Named Executive Officers.


                                               Number of unexercised          Value of unexercised
                                               options/SARs at fiscal       in-the-money options/SARs
                          Shares                       year end                at fiscal year end
                       Acquired on     Value
       Name              Exercise    Realized  Exercisable  Unexercisable   Exercisable    Unexercisable

 Thomas O. Ryder             --         --     1,057,500       432,500      $2,622,606        $161,094

 M. John Bohane              --         --        85,250       137,750        $568,876        $399,689

 George S. Scimone           --         --       106,175       118,625        $417,525        $275,407

 Eric W. Schrier             --         --        12,500        97,500              $0              $0

 Peter J.C. Davenport        --         --       104,500       101,500        $344,042        $228,995



Long-Term Incentive Plans - Awards in Last Fiscal Year

The following table sets forth information concerning long-term incentive plan awards made during the fiscal year ended June 30, 2001 to each of the Named Executive Officers.


                                          Performance      Estimated future payouts under non-stock
                           Number of        or other                  price-based plans
                         shares, units    period until
                            or other      maturation or
      Name                  rights(1)         payout         Threshold(2)   Target(2)   Maximum(2)

 Thomas O. Ryder             39,052      7/1/00 - 6/30/03       19,526       39,052      117,156


 M. John Bohane              10,414      7/1/00 - 6/30/03        5,207       10,414       31,242


 George S. Scimone           10,414      7/1/00 - 6/30/03        5,207       10,414       31,242


 Eric W. Schrier             14,580      7/1/00 - 6/30/03        7,290       14,580       43,740


 Peter J.C. Davenport         7,029      7/1/00 - 6/30/03        3,515        7,029       21,087



 (1)Represents target awards of Performance Shares under the 1994 Key Employee Long Term Incentive Plan. Performance Shares are awards of shares of Class A Nonvoting Common Stock (subject to such transfer restrictions and other restrictions as the Compensation and Nominating Committee may determine) or awards of the value of such shares based on the average closing price of the Class A Nonvoting Common Stock over the last 20 trading days of the applicable Performance Cycle.

(2) Threshold, target or maximum award payouts are based on Reader's Digest's achievement during the Performance Cycle of performance goals relating to operating income, earnings per share and relative total shareholder return.

Retirement Plans

      Reader's Digest maintains The Reader's Digest Association, Inc. Retirement Plan (the "Qualified Retirement Plan"), which provides benefits for eligible employees. Through June 30, 1999, the Qualified Retirement Plan was structured as a traditional defined benefit plan with benefits determined primarily by average final compensation and years of service. Effective July 1, 1999, the Qualified Retirement Plan was amended so that the present value of accrued benefits under the Qualified Retirement Plan was converted to a cash balance account.

      Under the amended Qualified Retirement Plan, each participant's account is credited with a percentage of the participant's base pay paid in that month. The percentage is determined by the age of the participant. The following table shows the percentages used to determine credits at the ages indicated.

                              Age Percentage

                           Under 30         3%
                           30-34            4%
                           35-39            5%
                           40-44            6%
                           45-49            8%
                           50-54           10%
                           Over 54         12%

      As of July 1, 2001 the ages of the Named Executive Officers were the following: Mr. Ryder, 57; Mr. Bohane, 65; Mr. Scimone, 54; Mr. Schrier, 49; and Mr. Davenport, 61.

      In addition, each participant's cash balance account is credited with interest on a monthly basis. The amount of interest is computed by multiplying the value of the cash balance account as of the beginning of the month by the average yield on one-year Treasury Constant Maturities during the 13 weeks ending with the last Friday of the preceding calendar quarter plus 100 basis points divided by 12. For the second calendar quarter of 2001, the monthly interest credit is 0.4817 percent.

      Amounts calculated under the retirement formula that exceed the limits under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), will be paid under the Excess Benefit Retirement Plan of The Reader's Digest Association, Inc. (the "Excess Benefit Plan") from Reader's Digest's assets.

      At retirement or other termination of employment, an amount equal to the vested balance then credited to the account is payable to the participant in the form of an immediate or deferred lump sum or an equivalent annuity. The estimated annual benefits payable under the Qualified Retirement Plan and the Excess Benefit Plan at normal retirement age for each of the Named Executive Officers is as follows: Mr. Ryder, $126,890; Mr. Bohane, $282,384; Mr. Scimone, $96,453; Mr. Schrier, $89,839; and Mr. Davenport, $276,647.

      Effective July 1, 1992, Reader's Digest adopted The Reader's Digest Executive Retirement Plan (the "1992 Executive Retirement Plan"). Effective October 1, 1999, Reader's Digest adopted The Reader's Digest Association, Inc. Executive Cash Balance Retirement Plan (the "1999 Executive Retirement Plan"). Messrs. Ryder, Bohane, Scimone and Davenport participate in the 1992 Executive Retirement Plan and Mr. Schrier participates in the 1999 Executive Retirement Plan. Benefits under the 1992 Executive Retirement Plan are based on compensation (consisting of salary and bonus) and years of service. Benefits are reduced by benefits payable under the Qualified Retirement Plan, the Excess Benefit Retirement Plan and certain other Company provided retirement benefits. Because of the nature of the interdependency among the 1992 Executive Retirement Plan, the Qualified Retirement Plan and the Excess Benefit Plan, it is not possible to present estimated benefits under the 1992 Executive Retirement Plan in tabular format. Benefits payable under the 1992 Executive Retirement Plan, after the reductions for benefits payable under other plans, are currently estimated at $680,772 for Mr. Ryder, $154,276 for Mr. Bohane, $192,994 for Mr. Scimone and $18,491 for Mr. Davenport. These amounts are based on the assumption that payment under the 1992 Executive Retirement Plan will commence upon retirement at age 65, that the 1992 Executive Retirement Plan will continue in force in its present form and that benefits will be paid in the form of a single life annuity. Benefits under the 1999 Executive Retirement Plan are in the form of an annual contribution to each participant's account each September 30 based on the participant's compensation (consisting of salary and bonus). This contribution is reduced by the annual contributions made to the cash balance accounts of the Qualified Retirement Plan and the Excess Benefit Retirement Plan. One half of the investment growth in the account is based on the return on Class A Nonvoting Common Stock and one half is tied to investment elections made by the participant. Mr. Schrier's accrued benefit under the 1999 Executive Retirement Plan is currently estimated at $105,588.

      Reader's Digest is a party to supplemental retirement benefit agreements with several key employees. Reader's Digest has agreed to pay death benefits under these agreements. Pursuant to the agreement with Mr. Bohane, he is receiving a benefit of $38,360 for 15 years from his original early retirement date of August 1991. The agreement with Mr. Davenport provides that he will receive supplemental retirement benefits of $60,000 per year for 15 years at age 65.

Employment Agreement

      On April 28, 1998, Reader's Digest entered into an employment agreement with Mr. Ryder as Chairman of the Board and Chief Executive Officer of Reader's Digest (the "Ryder Agreement"). The Ryder Agreement has an initial term of three years, which may be terminated earlier under certain circumstances. At the end of the initial three-year period, the term is subject each year to an automatic extension of one year unless one party notifies the other of its intent to terminate the Ryder Agreement.

      As reimbursement for the compensation and benefits that Mr. Ryder forfeited upon termination of his employment with his previous employer, Mr. Ryder received the following upon execution of the Ryder Agreement: (i) stock options in respect of 470,000 shares of Class A Nonvoting Common Stock, which were fully vested and exercisable as of the date of grant; (ii) stock options in respect of 360,000 shares of Class A Nonvoting Common Stock, which become vested and exercisable with respect to one-third of such shares on each of the first three anniversaries of the grant date; and (iii) 358,000 shares of restricted Class A Nonvoting Common Stock, of which 59,666 shares vested on September 30, 1998, 59,666 shares vested on each of December 31, 1998 and December 31, 1999, 89,501 shares vested on June 30, 2000 and 89,501 shares will vest on June 30, 2002 (collectively, the "Replacement Equity Compensation"). All of the stock options have an exercise price of $25.66 per share, the fair market value for these shares on April 28, 1998, the date of grant. Mr. Ryder also received a cash payment of $350,000 on September 14, 1998 to replace the bonus opportunity he forfeited in respect of the first six months of calendar 1998.

      Pursuant to the Ryder Agreement, Mr. Ryder will receive a minimum annual base salary of $700,000 and an annual bonus under Reader's Digest's annual incentive compensation plan. As provided for under the Ryder Agreement, on April 28, 1998, Mr. Ryder received stock options in respect of 250,000 shares of Class A Nonvoting Common Stock at an exercise price of $25.66 per share, the fair market value for these shares on the date of grant. The stock options become vested and exercisable with respect to one-fourth of the shares on each of the first four anniversaries of the date of grant. Future awards of stock options will be granted to Mr. Ryder at the discretion of the Compensation and Nominating Committee as part of Reader's Digest's annual stock option program. Under the Ryder Agreement, Mr. Ryder is entitled to all of the employee benefits, fringe benefits and perquisites provided by Reader's Digest to other senior executives.

      The Agreement provides that in the event Mr. Ryder's employment is terminated by Reader's Digest without "cause" or by Mr. Ryder with "good reason" (a "Qualifying Termination"), Reader's Digest will pay to Mr. Ryder an amount in cash equal to three times base salary plus two times annual bonus. The latter component of the severance payment must equal the greater of (i) the highest annual bonus paid to Mr. Ryder during the three years preceding his termination and (ii) the originally approved target amount of the highest award under the annual incentive compensation plan outstanding on the date of termination. In the event Mr. Ryder's employment is terminated as the result of his death or "disability," all of his outstanding and unvested stock options and restricted stock become immediately vested. In the event of a Qualifying Termination, all of his stock options and shares of restricted stock that are unvested as of the date of such termination will continue to vest during the two-year period immediately following the date of termination. In addition, to the extent unvested, the last tranche of the Replacement Equity Compensation will vest as of the last day of that two-year period. Also, Mr. Ryder will receive payment of his outstanding long term incentive compensation on a prorated basis. If Mr. Ryder's employment is terminated other than by Reader's Digest for cause or by Mr. Ryder without good reason, Mr. Ryder and his beneficiaries will be entitled to continued welfare benefits for a period of two years.

      Under the Ryder Agreement, if Mr. Ryder's employment is terminated on or after age 60 for any reason other than for cause, Reader's Digest must pay Mr. Ryder (or, if the event of termination is his death, his estate) an amount equal to the difference between (x) the monthly retirement benefit Mr. Ryder would accrue (without regard to vesting) under the Qualified Retirement Plan, the Excess Benefit Retirement Plan and the 1992 Executive Retirement Plan, or replacements for those plans, based on his actual service with Reader's Digest plus, if Mr. Ryder's employment is terminated either by Reader's Digest without cause or by him for good reason, two years, and (y) the amount that he (or his beneficiary) actually receives under those plans. Any such amount will be payable at the same time and in the same form as such payments would have been made under the Qualified Retirement Plan, but will not be subject to any requirements of vesting or any forfeitures. In the event Mr. Ryder's employment is terminated prior to age 60 either by Reader's Digest without cause or by Mr. Ryder for good reason, Mr. Ryder will be credited with two additional years of credited service for all purposes (including eligibility and vesting) under the Executive Retirement Plan. If, after taking into consideration the additional credited service, Mr. Ryder is not deemed to have been terminated after the date on which his age plus years of service equals at least 65 (the "Early Retirement Date"), Mr. Ryder (or his beneficiary) will receive a lump sum payment in the amount of the equivalent actuarial value (as determined under the Qualified Retirement Plan) of pension credits that would have been earned under the 1992 Executive Retirement Plan through the end of the two-year severance period. If after taking into consideration the two additional years of credited service, Mr. Ryder is deemed to have been terminated after his Early Retirement Date (and, in fact, was terminated prior to age 60), Mr. Ryder will receive a benefit under the terms of the 1992 Executive Retirement Plan in the form of a life annuity. In the event Mr. Ryder's employment is terminated prior to age 60 for any reason other than by Reader's Digest without cause or by Mr. Ryder for good reason, Mr. Ryder will be entitled to receive benefits under the terms of the Qualified Retirement Plan, the Excess Benefit Retirement Plan and the 1992 Executive Retirement Plan that generally apply to other senior executives.

      The Ryder Agreement also provides that Mr. Ryder will be a participant in the Severance Plan and the Income Continuation Plan described below under "Severance Arrangements" and "Income Continuation Plans." Benefits paid under those plans will be credited against termination benefits payable under the Ryder Agreement.

      Under the terms of The Reader's Digest Association, Inc. 1989 Key Employee Long Term Incentive Plan and The Reader's Digest Association, Inc. 1994 Key Employee Long Term Incentive Plan (the "1994 Long Term Incentive Plan"), in the event of a "change in control" of Reader's Digest, all unvested stock options held by Mr. Ryder will become immediately vested and exercisable and all restrictions on shares of restricted stock held by Mr. Ryder will immediately lapse. All of the stock options and restricted stock held by Mr. Ryder as of the record date were granted under the 1994 Long Term Incentive Plan.

Severance Arrangements

      Reader's Digest's Severance Plan covers all U.S. corporate employees and the amount of the benefits is dependent upon the employee's grade level and years of service. Under the Severance Plan, any of the Named Executive Officers whose employment is terminated by Reader's Digest other than for "cause" (as defined), for death or disability or in connection with certain change-of-control events, will be entitled to receive severance payments in the amount of four weeks of base pay for each completed year of service up to a maximum of 78 weeks of base pay with a minimum of 52 weeks of base pay.

      Reader's Digest has entered into an agreement with Mr. Schrier that provides generally that, if his employment is terminated by him for "good reason" or by Reader's Digest except for "cause" (as such terms are defined in the agreement), he will be entitled to receive for a severance period of two years from termination (1) bi-weekly severance payments at the rate of his highest annual base salary within 12 months prior to termination plus the higher of the highest annual bonus paid to him within three years prior to termination or his current annual bonus target and (2) benefits equivalent to continued participation in all welfare employee benefit plans. He will also receive a prorated target annual bonus for the year in which termination occurs. The agreement also provides for the inclusion of the severance period for purposes of credited service and age for determining eligibility under the Qualified Retirement Plan and the Excess Benefit Retirement Plan. Benefits paid under the agreement are in lieu of any other severance or termination benefits except those under the 2001 Income Continuation Plan (described below). If his employment terminates for cause (as defined in the agreement), he will forfeit any benefits under the 1999 Executive Retirement Plan. The agreement also provides that, if he engages in any detrimental activity (as defined in the agreement) through the one-year period after any payment under the agreement, Reader's Digest may decline to make any payment otherwise due under the agreement and may recover any payment made under the agreement within two years of the detrimental activity.

      Reader's Digest has entered into an agreement with Mr. Davenport that provides generally that, if his employment is terminated by him or by Reader's Digest for any reason, he will be entitled to receive for a severance period of two years from termination (1) bi-weekly severance payments at the rate of his highest annual base salary within 12 months prior to termination plus the higher of his highest annual bonus within three years of termination or his annual bonus target and (2) benefits equivalent to continued participation in the Employee Ownership/401(k) Plan and all welfare employee benefit plans. The agreement also provides for the inclusion of the severance period for purposes of credited service and age under the Qualified Retirement Plan, the Excess Benefit Retirement Plan and the 1992 Executive Retirement Plan and (except as otherwise provided in the terms of an award) for the continued vesting of stock option, stock appreciation rights, restricted stock, performance units and other awards under Reader's Digest's long-term incentive plans during the severance period, exercisability of options and stock appreciation rights thereafter consistent with termination by mutual agreement or retirement, and prorated performance unit payments (to the extent performance goals are met) based on service through the end of the severance period. Benefits paid under the Severance Plan and under the 1989 Income Continuation Plan discussed below will be credited against benefits payable under the agreement.

      Reader's Digest has entered into an agreement with Mr. Bohane that specifies the terms of his continued employment with Reader's Digest following the waiver of Reader's Digest's mandatory retirement policy, which was granted effective January 31, 2001. The agreement provides generally for the continuation of both his salary and his eligibility for Reader's Digest's compensation and benefit plans, subject to their terms. He will participate in the 2001 Income Continuation Plan and he will not receive any other severance payments upon separation from Reader's Digest for any reason.


Income Continuation Plans

      Under The Reader's Digest Association, Inc. 2001 Income Continuation Plan for Senior Management (the "2001 Income Continuation Plan"), each of the eligible members of Reader's Digest senior management, including Messrs. Ryder and Schrier, whose employment is terminated involuntarily (other than for cause, disability, retirement or death) within 24 months following a change in control of Reader's Digest, or who terminates employment within 120 days following constructive termination and within 24 months following a change in control of Reader's Digest, will be entitled to receive a payment of (a) a prorated annual bonus at the higher of the current year's target bonus or the average of the three highest annual bonuses paid in the preceding five years, (b) three full years' annual base salary, and (c) three times the higher of the current year's target bonus or the average of the three highest annual bonuses paid in the preceding five years. A participant will also be entitled to certain additional benefits, including (a) three years' extended medical, dental and group life insurance coverage, (b) vesting of the account balance under the Qualified Retirement Plan and the Excess Benefit Retirement Plan and additional payment of the amount of 1.5 times one year's contribution credits to the plan account, (c) for participants under the 1992 Executive Retirement Plan, three years' age and service credit for accrual and eligibility, including eligibility for retiree medical benefits, (d) for participants in the 1999 Executive Retirement Plan, vesting of the entire account balance and additional payment of the amount of
1.5 times one year's contribution credits to the plan account, and (e) a gross-up payment for any excise tax (including interest and penalties) imposed by Section 4999 of the Internal Revenue Code on any amount subject to Section 280G(b)(2) of the Internal Revenue Code. A participant receiving benefits under the 2001 Income Continuation Plan will not be entitled to receive benefits under any other Reader's Digest severance or employment plan or agreement, unless the plan or agreement provides otherwise.

      Under The Reader's Digest Association, Inc. 1989 Income Continuation Plan for Senior Management (the "1989 Income Continuation Plan"), each of the eligible members of Reader's Digest senior management, including Mr. Davenport, whose employment is terminated involuntarily (other than for cause, disability, retirement or death) within 24 months following a change in control of Reader's Digest, or who terminates employment within 90 days following constructive termination and within 24 months following a change in control of Reader's Digest, will be entitled to receive a payment of three full years' base annual salary in effect immediately prior to termination or, if higher, immediately prior to the change in control. Any benefits payable under the 1989 Income Continuation Plan will be reduced by any payments made under the Severance Plan and any monthly retirement benefit actually paid under the Qualified Retirement Plan. A participant will also be entitled to certain additional benefits, including a supplemental payment equal to the difference between the participant's monthly retirement benefits under the Qualified Retirement Plan, the Excess Benefit Plan and the 1992 Executive Retirement Plan and the amounts that would have been payable if the participant's credited service under such plans had included the number of months of benefit payments under the 1989 Income Continuation Plan (reduced by any months of benefit under the Severance
Plan). In addition, the participant will be entitled to receive a lump-sum payment equal to three times the average of the three highest of the five preceding annual cash bonuses awarded to the participant. Benefits under the 1989 Income Continuation Plan will be reduced to the extent necessary to prevent any portion of such benefits from being considered "excess parachute payments" under Section 280G of the Internal Revenue Code, when considered alone or in combination with any payments otherwise payable to the participant upon a change in control. Participants in the 1989 Income Continuation Plan do not participate in the 2001 Income Continuation Plan.

      Under the 1989 Income Continuation Plan and the 2001 Income Continuation Plan, stock options, SARs, performance units, performance shares, restricted stock and other awards under The Reader's Digest Association, Inc. Key Employee Long Term Incentive Plans also generally become immediately vested upon a change in control.

Transactions With Management

      During fiscal 2001, loans in the following amounts were outstanding from Reader's Digest to Messrs. Scimone ($86,135) and Davenport ($86,135). The loans, which covered the amount of tax withholding due on vesting of restricted stock, bore interest at a rate of 7.2% per annum and were secured by the shares of stock, were repaid on August 21, 2000.


             REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE

Executive Compensation Philosophy

      Reader's Digest's executive compensation program is designed to offer market competitive compensation opportunities, which are tied to individual, financial and stock performance. The purposes of the program are to:

      - Retain and attract high caliber executive talent critical to the success of Reader's Digest.

      - Direct executive attention on performance measures that are important to stockholders.

      - Reward executives for performance improvement in financial measures, which lead to increases in the return to stockholders.

      - Promote stock ownership to foster commonality of interests between executives and stockholders.

      Reader's Digest's executive compensation philosophy is to provide total compensation opportunities competitive with those provided in the markets in which Reader's Digest competes for business and for executive resources. The principal objective of the executive compensation program is to attract and retain top caliber executive talent and to motivate and reward the achievement of exceptional results. Reader's Digest is committed to placing a majority of total compensation at risk by linking incentives to stock performance and to the achievement of financial, operational and strategic goals. In addition, the program attempts to recognize and reward exceptional individual contributions.

      Reader's Digest's incentive compensation programs for executive officers are designed to reward participants on the basis of individual and corporate performance that benefit Reader's Digest and its stockholders. The Compensation and Nominating Committee (the "Committee") believes that it is desirable for executive compensation to be deductible for federal income tax purposes, but only to the extent that achieving deductibility is practicable, consistent with Reader's Digest's overall compensation objectives, and in the best interests of Reader's Digest and its stockholders. Accordingly, although the Committee retains discretion to provide compensation programs intended to achieve corporate goals regardless of tax deductibility, the Committee may from time to time take appropriate action intended to qualify compensation as "performance based" for tax deductibility as within the meaning of Section 162(m) of the Internal Revenue Code or action that results in the disqualification of compensation.

Executive Compensation Program Components

      The principal components of the executive compensation program are: base salary, annual incentive bonus and long-term incentive compensation. The Committee annually receives information from Reader's Digest and from external compensation consultants on the competitiveness of the level and structure of total annual executive compensation, specifically, as it compares with that of a selected group of peer companies with which Reader's Digest competes for business and for executive talent. These peer companies include but are not limited to those media and publishing companies reflected in the performance graph appearing elsewhere in this Proxy Statement. Periodically, the Committee meets with an outside consultant to assess the competitiveness of the executive compensation program and its effectiveness in linking pay to total stockholder return.

Base Salary

      Base salaries are targeted at the 50th percentile of competitive market data. Salary opportunities are set by annual comparison to external rates of pay for comparable positions. Annually, the Committee reviews and approves individual salary adjustments for executive officers and members of senior management. Salary increases are based on a consideration of individual performance, competence and potential, value-added contributions, changes in responsibility, as well as general movement in external salary levels. Decisions regarding salary adjustments for executive officers and senior management are consistent with the salary increase guidelines in effect for all employees, established each year by Reader's Digest. The annual salary increase guidelines are consistent with competitive salary management practices. It is the Committee's belief that base salary increases should not be the primary source of compensation growth for senior executives.

      Following a competitive review of senior management total compensation, and taking into account performance and individual contributions, the Committee approved base salary adjustments for fiscal 2001 for executive officers and certain members of senior management. The increases were in line with Reader's Digest's annual salary increase guidelines, and on average, were below Reader's Digest's salary increase budget, reflecting the Committee's desire to place less emphasis on salary while continuing to ensure that salaries are competitive.

Annual Bonus

      Annual performance incentives are designed to reinforce Reader's Digest's risk/reward orientation, and to focus the attention of participants on achieving performance targets. Annual bonus targets under the Management Incentive Compensation Plan and the Senior Management Incentive Plan (collectively referred to as the "MIP") are generally adjusted to position Reader's Digest competitively against peer companies. Annual bonus targets vary by position and level of responsibility. The primary purpose of these awards is to deliver competitive compensation for achieving Company and business unit financial objectives and individual performance goals, which the Committee believes are primary determinants of share price over time. Incentive opportunity under the MIP has both upside potential and downside risk. The upside potential - up to 200% of target - can be attained if performance goals are substantially outperformed. The downside risk is that employees may not receive an annual bonus depending on the Company's performance, the performance of their units and their individual performances.

      Annually, the Committee establishes an incentive pool equal to aggregate incentive targets that is funded on a quantitative basis after considering the annual performance of Reader's Digest measured against the operating income goals (on a currency neutral basis) established by the Committee at the start of the fiscal year. The available annual incentive pool is allocated to business units after a qualitative assessment of each business unit's overall performance in the following areas:

-     Year-over-year operating income growth;
- Progress made in growing the customer base and in the retention of existing customers;
- The results of the annual worldwide employee survey and specific actions taken at the business unit level to improve employee satisfaction and commitment;
- The innovative initiatives undertaken to build the business for sustainable future growth.
-     Year-over-year improvement on certain relevant performance metrics.

      Once the overall pool is determined, individual awards are decided based upon a review of individual performance against annual goals, which include financial, operational and strategic management objectives. Individual awards may range from 0% - 200% of targeted levels and are made in the sole discretion of the Committee.

      After reviewing Reader's Digest's overall performance during fiscal 2001 in relation to the aggressive growth goals established by the Committee at the start of the year, the Committee determined that total Company performance fell below the consolidated performance threshold necessary under the fiscal 2001 MIP guidelines in order for the bonus pool to be funded for executive officers under the MIP. As a result, no annual bonuses for 2001 performance were funded.

Long-Term Incentives

      The purpose of the long-term incentive component is to closely align the long-term interests of executives with those of stockholders. The long-term incentive program is designed to deliver long-term incentive compensation at the top of the third quartile of general industry long-term incentive compensation levels, with an opportunity to earn superior long-term compensation when exceptional performance is achieved. The long-term incentive component consists of two elements: stock options and the Long-Term Incentive Plan (the "LTIP"), a new multi-year performance plan for senior executives, which is discussed in more detail later in this Report. Stock options make up the majority of the total long-term incentive component for senior executives; the LTIP closes the gap between median and upper quartile competitive long-term incentive opportunities.

      The annual stock option program reinforces Reader's Digest's long-term performance orientation and provides the opportunity for participants to share in the value created for stockholders. The annual stock option grant, in combination with base salary and the annual bonus, reflects Reader's Digest's philosophy of targeting these elements of compensation at the 50th percentile of the competitive market, with an opportunity to exceed this targeted competitive pay position if stock performance exceeds expectations.

      The annual stock option guidelines for executive officers and senior management were increased in 2000 to ensure Reader's Digest continues to maintain its long-term competitive position. Individual grants are based on position and level of responsibility, as well as individual performance. Eligible participants include top management and other senior managers responsible for implementing operational plans designed to achieve Reader's Digest's long-term strategic objectives as approved by the Board of Directors.

      In fiscal 1999, the Committee approved the LTIP for a limited group of top executives. Under the LTIP, performance shares or share equivalents are awarded at the beginning of multi-year performance cycles. Payouts at the completion of a cycle are made in cash and are based on the extent to which the performance goals are achieved. The value of awards are based on the stock price at the end of the performance cycle, further strengthening the linkage between executive incentives and stockholder value creation.

      Awards for the 1999-2001 performance cycle were tied to achieving three-year operating income and earnings per share goals. After reviewing the extent to which these cumulative goals were exceeded, and after applying the formula under the LTIP, the Committee approved the payment of awards for executive officers and other top executives that are at the top of the guideline range as defined under the LTIP.

      Awards for subsequent performance cycles are tied to achieving cumulative operating income, earnings per share and relative total stockholder return goals. The Committee believes that the LTIP, in combination with stock options, comprise a total long-term incentive component that underscores Reader's Digest's commitment to aligning management incentives with the return delivered to stockholders.

Fiscal 2001 Chief Executive Officer Compensation

      The compensation of Reader's Digest's Chief Executive Officer is based on the same factors as compensation for other executive officers. In setting the Chief Executive Officer's target annual compensation, the Committee seeks to be competitive with chief executive officer compensation in peer companies, and to place at least 60% of the Chief Executive Officer's compensation at risk by linking pay to the achievement of Reader's Digest's annual and long-term financial and operating goals and the performance of Reader's Digest's Class A Nonvoting Common Stock.

      The Committee's decisions about Mr. Ryder's compensation were made in accordance with Reader's Digest's executive compensation programs and philosophy and included the following:

      Mr. Ryder's base salary had not been adjusted from the time of his employment with Reader's Digest. The Committee approved a salary increase for 2001, which took into account the median competitive salaries for similar positions within Reader's Digest's peer group, as well as Mr. Ryder's performance in leading Reader's Digest through the turnaround, and positioning Reader's Digest for future growth and expansion.

      After the close of fiscal 2001, the Committee reviewed the extent to which the financial goals established for the year were attained, and determined that there would be no annual bonus funded under the MIP.

      The Committee approved long-term incentive awards for Mr. Ryder. These awards included the payment of an award under the LTIP for the outstanding performance results achieved against three-year operating income and earnings per share goals. The LTIP award is at the top of the guideline range provided for under the LTIP. These awards also included 250,000 stock options awarded at the time of Reader's Digest's annual stock option grant. Additionally, Mr. Ryder was granted performance shares for the 2001-2003 performance cycle under the LTIP. The number of options and performance shares granted are consistent with the award guidelines in place for participants in these plans.

                                       THE COMPENSATION AND NOMINATING
                                       COMMITTEE:

                                       C.J. Silas, Chairman
                                       James E. Preston
                                       William J. White

                                PERFORMANCE GRAPH


      The following graph compares the total return to stockholders (stock price plus reinvested dividends) on a $100 investment in each of the following:
Reader's Digest's Class A Nonvoting Common Stock, the S&P 500 Stock Index and the Dow Jones Media-Publishing Group Index from June 30, 1996 to June 30, 2001.

                              [GRAPH APPEARS HERE]


                                                        June 30,    June 30,   June 30,   June 30,   June 30,   June 30,
                                                          1996        1997       1998       1999       2000       2001

 The Reader's Digest Association, Inc..................  100.00       71.43     69.90      103.81     104.38      75.98
 Dow Jones Media-Publishing Group......................  100.00      123.71    168.43      174.58     180.97     194.16
 S&P 500...............................................  100.00      134.68    175.29      215.19     230.78     196.58

             SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS


      Pursuant to Securities and Exchange Commission rules and Reader's Digest's By-Laws, proposals of stockholders intended to be submitted at the 2001 Annual Meeting of Stockholders must be received by Reader's Digest at its principal executive offices on or before May 30, 2002 to be eligible for inclusion in Reader's Digest's notice of meeting, proxy statement and accompanying proxy card for that meeting or to be introduced from the floor at that meeting.

      Reader's Digest's By-Laws also provide that notice of proposed stockholder nominations for election of directors must be given to the Corporate Secretary of Reader's Digest not less than 14 or more than 50 days prior to a meeting called to elect directors. The notice must contain specified information about each proposed nominee including age, business and residence addresses, principal employment, number of shares of Class B Voting Common Stock beneficially owned (with evidence of such ownership) and any other information as would be required in a proxy statement soliciting proxies for the election of the proposed nominee, and a signed consent of the nominee to serve as a director if elected.


                                  MISCELLANEOUS

      The Board of Directors is not aware at the date hereof of any matter proposed to be presented at the Meeting other than Proposal contained in this Proxy Statement. If any other matter is properly presented, the persons named in the accompanying proxy card will have discretionary authority to vote thereon according to their best judgment.

      It is expected that a member of KPMG LLP, Reader's Digest's independent auditors, will attend the Annual Meeting to respond to any appropriate questions that may be asked by stockholders.

      Reader's Digest's Annual Report to Stockholders has been mailed to stockholders separately. It is not to be deemed a part of the proxy solicitation material and is not incorporated herein by reference.

      A copy of Reader's Digest's 2001 annual report on Form 10-K filed with the Securities and Exchange Commission (without exhibits) will be made available to stockholders without charge upon request to the Vice President, Investor Relations, The Reader's Digest Association, Inc., Pleasantville, NY 10570-7000. This report is also available to the public at the SEC's Web site at http://www.sec.gov.

                                         BY ORDER OF THE BOARD OF DIRECTORS:





                                         C.H.R. DUPREE
                                         Vice President and Corporate Secretary


September 27, 2001

                                       A-2
                                                                      APPENDIX A


                      The Reader's Digest Association, Inc.

                             Audit Committee Charter



      General Role, Structure and Procedures of the Audit Committee

1. The Audit Committee (the "Committee") assists the Board of Directors (the "Board") in fulfilling the Board's management oversight responsibilities. The Committee's principal responsibility is to monitor the integrity of the Company's financial reporting process and the adequacy of the Company's system of internal controls. Management is responsible for preparing the financial statements. The independent auditors are responsible for auditing the financial statements. The Committee is not responsible for providing any expert or special assurance as to the financial statements or any professional certification as to the independent auditors' work or for assuring compliance with laws or regulations or the Company's ethical, legal and business conduct policies.

2. The Committee's membership is intended to comply with the requirements of the New York Stock Exchange relating to composition, independence and expertise.

3. The members and the Chairman of the Committee are appointed by the Board on the recommendation of the Company's Compensation and Nominating Committee.

4. The Committee holds at least four regular meetings each fiscal year. Meetings of the Committee are conducted in accordance with the Company's Guidelines on Governance.



      Key Responsibilities of the Audit Committee

The Committee:

1. Provides an open avenue of communication with the internal auditors, the independent auditors and management, including private sessions with the chief internal auditor and the independent auditors at each regular meeting and as the Committee otherwise deems appropriate.

2. Recommends annually to the Board the appointment of the independent auditors; evaluates the performance of the independent auditors; if appropriate, recommends to the Board the removal of the independent auditors.

3. Confirms with the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee.

4. Ensures that the independent auditors submit at least annually to the Committee the written statement required by Independence Standards Board Standard No.1, discusses with the independent auditors any disclosed relationships or services that may affect the objectivity and independence of the independent auditors and recommends that the Board take appropriate action in response to the independent auditors' disclosure to satisfy itself of the independent auditors' independence.

5. Reviews the independent auditors' audit plan, including scope, significant changes in scope, and estimated fees.

6. Reviews with management, the independent auditors and the internal auditor, as appropriate:
        -  the financial reporting and auditing process;
        - the annual audited financial statements and the related independent auditors' report;
        - their judgments about the appropriateness of the Company's accounting principles and the effect of changes in the Company's accounting principles as applied in financial reporting;
        -  their assessment of the adequacy of the Company's system of internal controls, including information technology controls and security;
        -  a summary report of the significant audit findings of the independent auditors and management's responses thereto;
        - management's report on significant financial risk exposures and management's actions to monitor and control those exposures;
        - any communications from the independent auditors that are required by generally accepted accounting standards, including those required by Statement of Auditing Standards No. 61.

7. Recommends to the Board whether the audited financial statements should be included in the Company's annual report on Form 10-K.

8. Reviews estimated quarterly financial results prior to the Company's public disclosure of actual quarterly financial results.

9. Approves the report of the Committee required to be included in the Company's annual proxy statement and takes any other actions required of the Committee by law or regulation.

10. Reviews at least annually with the chief internal auditor:
    - the internal audit department's organization, staffing, resources, reporting relationship and access to information;
    - the scope, and significant changes in scope, of the internal audit plan;
    - a summary report of the significant findings of the internal auditor and management's responses thereto;
    - a summary report on senior management expense accounts and perquisites.

11. Reviews the appointment or removal of the chief internal auditor.

12. Reviews at least annually the chief legal officer's report on any legal or regulatory matters that may have a material effect on the Company's financial statements or operations.

13. Reviews management's report on compliance with the Company's ethical, legal and business conduct policies.

14. Has the authority to conduct any investigations appropriate to fulfilling the Committee's responsibilities.

15. Has the authority to retain special legal, accounting or other consultants to advise the Committee.

16. Annually performs a self-assessment of the Committee's performance of its responsibilities.

17. Reviews and reassesses the adequacy of the Committee's charter annually and recommends any proposed changes to the Board for its consideration and approval.

18. Performs such other functions as the Board may delegate from time to time.

          Driving Directions to Reader's Digest Global Headquarters


From Manhattan

From East Side, take I-87 north (Major Deegan Thruway) into Yonkers to exit 5, "Central Park Avenue, Route 100." Proceed on Route 100 north for 1 mile to entrance to Sprain Brook Parkway (left turn). Continue on Sprain Brook Parkway north approximately 12 miles to exit for Saw Mill River Parkway north. Take Saw Mill River Parkway north approximately 7 miles to the traffic light at the Reader's Digest Road exit (Exit 33). Turn right at the exit and bear right to the top of the hill proceeding around the Reader's Digest headquarters. At the traffic light, turn left onto Route 117 and make another immediate left into the Reader's Digest main entrance.

From West Side, take the West Side Highway north to the Henry Hudson Parkway north to the Saw Mill River Parkway north. Continue on the Saw Mill River Parkway north approximately 20 miles to the traffic light at the Reader's Digest Road exit (Exit 33). Turn right at the exit and bear right to the top of the hill proceeding around the Reader's Digest headquarters. At the traffic light, turn left onto Route 117 and make another immediate left into the Reader's Digest main entrance.


From Dutchess or Putnam County

Take I-84 south to the I-684 south approximately 10 miles to Saw Mill River Parkway south. Bear right onto Exit 5 entering Saw Mill River Parkway south and continue approximately 7 miles to traffic light at Reader's Digest Road exit (Exit 33). Turn left at exit and bear right to top of hill proceeding around the Reader's Digest headquarters. At the traffic light, turn left onto Route 117 and make another immediate left into the Reader's Digest main entrance.


From New Jersey

Take the I-287 east (Tappan Zee Bridge) to Exit 1 for Saw Mill River Parkway north. Take Saw Mill River Parkway north approximately 7 miles to the traffic light at the Reader's Digest Road exit (Exit 33). Turn right at the exit and bear right to the top of the hill proceeding around the Reader's Digest headquarters. At the traffic light, turn left onto Route 117 and make another immediate left into the Reader's Digest main entrance.


From Connecticut

Take I-95 south to Exit 21 to I-287. Proceed on I-287 to Exit 3 for Sprain Brook Parkway north. Take Sprain Brook Parkway north approximately 4 miles to exit for Saw Mill River Parkway north. Take Saw Mill River Parkway north approximately 7 miles to the traffic light at the Reader's Digest Road exit (Exit 33). Turn right at the exit and bear right to the top of the hill proceeding around the Reader's Digest headquarters. At the traffic light, turn left onto Route 117 and make another immediate left into the Reader's Digest main entrance.

    Reader's Digest and the Pegasus logo are registered trademarks of The Reader's Digest Association, Inc.

                 [Recycling Logo] Printed on recycled paper.




APPENDIX 1

PROXY

                      THE READER'S DIGEST ASSOCIATION, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints each of James E. Preston, Thomas O. Ryder and William J. White as attorney and proxy, with full power of substitution, to represent the undersigned and vote as designated below all the shares of Class B Voting Common Stock that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of THE READER'S DIGEST ASSOCIATION, INC. to be held November 9, 2001, and at any adjournments thereof, with all powers the undersigned would possess if personally present, on the proposal described in the Notice of Meeting and Proxy Statement of the Board of Directors and in accordance with the discretion of the Board of Directors on any other business that may come before the meeting.

     Please mark, date and sign your name exactly as it appears on this proxy card and return this proxy card in the enclosed envelope. For shares registered jointly, each joint owner should sign. Persons signing in a representative capacity (e.g., attorney, executor, administrator, trustee, guardian, etc.) or as an officer of a corporation should indicate their capacity, title or office.

                   THE PROXY IS CONTINUED ON THE REVERSE SIDE.

              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

(Back of Card)
                                                          Please
                                                     [X] mark your
                                                         votes as
                                                           this

               CLASS B COMMON

The Board of Directors recommends a vote FOR Proposal 1.

                                         WITHHELD    Receipt is hereby
                                    FOR   FOR ALL    acknowledged of The
1. ELECTION OF DIRECTORS            [ ]     [ ]      Reader's Digest
    Nominees: Thomas O. Ryder,                       Association,  Inc. Notice
    Jonathan B. Bulkeley,                            of Meeting and Proxy
    Herman Cain, Lynne V. Cheney,                    Statement.
    M. Christine DeVita,
    James E. Preston,                                Please disregard if you
    Lawrence R. Ricciardi,                           have previously provided
    C. J. Silas,                                     your consent decision.
    William J. White, Ed Zschau
                                                                             [ ]
WITHHELD FOR: (Write that nominee's name in the      By checking the box to the
Space provided below.)                               right, I consent to future
                                                     delivery of annual reports,
                                                     proxy statements,
                                                     prospectuses and other
                                                     materials and shareholder
                                                     communications
                                                     electronically via the
                                                     Internet at the webpage
                                                     which will be disclosed to
                                                     me. I understand that the
                                                     Company may no longer
                                                     distribute printed
                                                     materials to me from any
                                                     future shareholder meeting
                                                     unless such consent is
                                                     revoked. I understand that
                                                     I may revoke my consent at
                                                     any time by contacting the
                                                     Company's transfer agent,
                                                     Mellon Investor Services,
                                                     LLC, Ridgefield Park, NJ
                                                     and that costs normally
                                                     associated with electronic
                                                     delivery, such as usage and
                                                     telephone charges as well
                                                     as any costs I may incur in
                                                     printing documents, will be
                                                     my responsibility.




Signature(s)_________________________ Date___________________________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                       Detach here from proxy voting card

             You can now access your Reader's Digest account online.

Access your Reader's Digest stockholder account online via Investor ServiceDirect(sm) (ISD).

Mellon Investor Services LLC agent for The Reader's Digest Association, Inc., now makes it easy and convenient to get current information on your stockholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

-    View account status                 -    View payment history for dividends
-    View certificate history            -    Make address changes
-    View book-entry information         -    Obtain a duplicate 1099 tax form
                                         -    Establish/change your PIN

         Visit us on the web at http://www.mellon-investor.com and follow the instructions shown on this page.

Step 1: First Time         Step 2: Log in for Account    Step 3: Account Status
Users - Establish a PIN     Access                         Screen
You     must     first     You  are  now  ready  to      You are now  ready
establish  a  Personal     log in. To access your        to   access   your
Identification  Number     account please enter          account information.
(PIN)     online    by     your:                         Click    on    the
following          the                                   appropriate button
directions    provided       -    SSN                    to view or initiate
in  the  upper   right       -    PIN                    transactions.
portion   of  the  web       -    Then click
screen   as   follows.            on the submit          - Certificate History
You  will   also  need            button                 - Book-Entry
your  Social  Security                                      Information
Number           (SSN)                                   - Issue Certificate
available           to                                   - Payment History
establish a PIN.                                         - Address Change
                                                         - Duplicate 1099

Investor ServiceDirect(sm)  If you have  more
is currently only           than one account,
available   for             you will  now  be
domestic    individual      asked  to  select
and joint accounts.         the   appropriate
                            account.
-  SSN
-  PIN
-  Then click on the
   Establish PIN
   button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

         For Technical Assistance Call 1-877-978-7778 between
                  9am-7pm Monday-Friday Eastern Time


APPENDIX 2


                                    September 27, 2001


TO PARTICIPANTS IN THE EMPLOYEE OWNERSHIP PLAN AND THE 401(K) PARTNERSHIP OF THE READER'S DIGEST ASSOCIATION, INC.:

Enclosed herewith is a copy of the Notice of the 2001 Annual Meeting of Stockholders of The Reader's Digest Association, Inc. (the "Company"), the related Proxy Statement of the Company's Board of Directors, and a Voting Direction Card. A copy of the Company's 2001 Annual Report to Stockholders has been sent to you separately. As a participant in the Employee Ownership Plan and the 401(K) Partnership of The Reader's Digest Association, Inc. (the "Plan"), you are entitled to direct State Street Bank and Trust Company, as Trustee under the Plan, as to how to vote the shares representing your proportionate interest in the Plan's Stock Fund on the record date.

We will vote shares of Class B Voting Common Stock held in the Stock Fund in accordance with your directions with respect to your proportionate interest in the shares if your directions are received by us no later than 4:00 p.m., New York time, on Thursday, November 8, 2001. Shares that have not yet been allocated to participants and shares that have been allocated but for which we do not receive timely directions will be voted in the same proportion as the shares for which we have received timely voting directions. Pursuant to the Plan's terms, your voting directions will be kept confidential.

The Board of Directors has recommended a vote FOR the proposal 1 listed on the Voting Direction Card below.

It is important that your voting rights be exercised at the Annual Meeting. Please complete, sign and date your Voting Direction Card and return it promptly in the enclosed return envelope so that it is received by us no later than 4:00 p.m., New York time, on Thursday, November 8, 2001. You may revoke your Voting Direction Card by giving written notice to us so that it is received by us no later than 4:00 p.m., New York time, on Thursday, November 8, 2001.


                                    STATE STREET BANK AND
                                    TRUST COMPANY, as Trustee.




        PLEASE SIGN, DATE AND MAIL THIS VOTING INSTRUCTION CARD PROMPTLY
                            IN THE ENVELOPE PROVIDED
                    AFTER DETACHING AT THE PERFORATION BELOW

            THE EMPLOYEE OWNERSHIP PLAN AND THE 401(K) PARTNERSHIP OF
                      THE READER'S DIGEST ASSOCIATION, INC.

    CONFIDENTIAL VOTING DIRECTION TO THE TRUSTEE, SOLICITED ON BEHALF OF THE
                               BOARD OF DIRECTORS

    I hereby direct State Street Bank and Trust Company, as Trustee under the Employee Ownership Plan and the 401(k) Partnership of The Reader's Digest Association, Inc., to vote as directed on the reverse side my proportionate interest in the shares of Class B Voting Common Stock of THE READER'S DIGEST ASSOCIATION, INC. held in the Stock Fund under that Plan at the Annual Meeting of Stockholders of THE READER'S DIGEST ASSOCIATION, INC. to be held November 9, 2001, and at any adjournments thereof, on the proposal as described in the Notice of Meeting and Proxy Statement of the Board of Directors.

                   (Please note any change of address below.)
                                                                 xxx-xx-xxx

[NAME and ADDRESS]             Proportionate interest in shares-
                               xxx.xx shares of a total of shares
                               of 1,584,307
                               Class B Voting Common Stock
                               in the Stock Fund

            To be completed, signed and dated on the reverse side.

 (Back of Card)
                                                                   Please
                                                            [X]  mark your
                                                                  votes as
                                                                    this

                              CLASS B COMMON
The Board of Directors recommends a vote FOR
Proposal 1.
                                                                 WITHHELD
                                                         FOR      FOR ALL
1. ELECTION OF DIRECTORS
    Nominees: Thomas O. Ryder, Jonathan B. Bulkeley,     [  ]       [  ]
    Herman Cain,  Lynne V. Cheney,
    M. Christine DeVita, James E. Preston,
    Lawrence R. Ricciardi, C. J.Silas,
    William J. White, Ed Zschau

WITHHELD FOR: (Write that nominee's name in the        Receipt is hereby
Space provided below.)                                 acknowledged of The
                                                       Reader's  Digest
------------------------------------------             Association,   Inc.
                                                       Notice of Meeting and
                                                       Proxy Statement.

The Trustee will vote your proportionate interest in the shares of Class B Voting Common Stock in the Stock Fund as you direct. IF YOU SIGN BELOW, BUT DO NOT GIVE ANY INSTRUCTIONS, THE TRUSTEE WILL VOTE YOUR PROPORTIONATE INTEREST IN THOSE SHARES AS RECOMMENDED BY THE BOARD OF DIRECTORS ON THE PROPOSAL LISTED HEREIN.

                                                                           Date
-------------------------------------------------------------------------------
      Signature of Participant (Please date and sign exactly as name is printed herein.)




APPENDIX 3
                                  FRONT OF CARD

        ADMISSION CARD         [  ]  I will attend the Annual Meeting of
                                     Stockholders on November 9, 2001
This card will admit one             at the DeWitt Wallace Auditorium,
stockholder to the  Annual           Reader's Digest Global Headquarters
Meeting of  Stockholders
of The  Reader's Digest
Association to be held at
9:00 a.m. on November 9, 2001
at the  DeWitt Wallace           Name ________________________________
Auditorium, Reader's
Digest Global Headquarters.      Address _____________________________
                                         _____________________________

      KEEP THIS PORTION

     Present this portion                       Return this portion
at the entrance to the Annual Meeting.   if you will attend the Annual Meeting.



                                  BACK OF CARD

                                 STAMP


                                            ADMISSION CARD

      The Reader's Digest                 The Reader's Digest
      Association, Inc.                    Association, Inc.
      Reader's Digest Road
      Pleasantville, New York              Annual Meeting of
      10570-7000                             Stockholders
      Attention: C.H.R.DuPree
                 Secretary                   November 9, 2001

                                               9:00 a.m.
      ANNUAL MEETING OF STOCKHOLDERS
                                           KEEP THIS PORTION